Exhibit 10.2

Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BARCLAYS 745 Seventh Avenue New York, New York 10019

PERSONAL AND CONFIDENTIAL

July 1, 2021

MKS Instruments, Inc.

2 Tech Drive, Suite 201

Andover, Massachusetts 01810

Attention: Seth H. Bagshaw, Senior Vice President,

Chief Financial Officer & Treasurer

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”) and Barclays Bank PLC (“Barclays” and, together with and any other Commitment Party appointed as described below, the “Commitment Parties”, “us” or “we”) that you intend to acquire (the “Acquisition”) a company previously identified to us and code named “Arizona” (the “Company”) pursuant to an implementation agreement and to consummate the other Transactions, as defined in the Summary of Terms attached as Exhibit A hereto and the other transactions as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below) (collectively, the “Transactions”). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

You have also advised us that, in connection with the Transactions, the Borrower desires to, among other things, (a) enter into a new senior secured term credit facility in an aggregate amount of $5,280 million (the “Term Loan Facility”) and (b) enter into a new senior secured revolving credit facility in total aggregate commitments of $500 million (the “Revolving Credit Facility”; together with the Term Loan Facility, collectively, the “Facilities”).

1.	Commitments and Agency Roles

You hereby appoint JPMCB to act, and JPMCB hereby agrees to act, (i) as sole and exclusive administrative agent and collateral agent for the Term Loan Facility (in such capacities, the “Term Loan Agent”) and (ii) as sole and exclusive administrative agent and collateral agent for the Revolving Credit Facility (in such capacities, the “Revolving Credit Agent”; and, together with the Term Loan Agent, collectively, the “Agents”). You hereby appoint each of JPMCB and Barclays to act, and each of JPMCB and Barclays hereby agrees to act, (i) as a joint lead arranger and joint bookrunner for the Term Loan Facility (in such capacities, the “Term Arrangers”) and (ii) as a joint lead arranger and a joint bookrunner for the Revolving Credit Facility (in such capacities, the “Revolving Credit Arrangers”; and, together with the Term Arrangers, collectively, the “Arrangers”).

In connection with the Transactions contemplated hereby (a) each of JPMCB and Barclays, together with any other Additional Committing Lender appointed as described below (collectively, the “Initial Term Lenders”), hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Term Loan Facility set forth opposite its name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter) and (b) each of JPMCB and Barclays, together with any other Additional Committing Lender appointed as described below (collectively, the “Initial Revolving Credit Lenders”; and together with the Initial Term Lenders, collectively, the “Initial Lenders”), hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the Revolving Credit Facility set forth opposite its name on Schedule 2 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter) in each case of the foregoing, (i) upon the terms set forth or referred to in this letter and the Summaries of Terms attached as Exhibits A, and B hereto, as applicable, and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, the “Term Sheets” and together with this letter, collectively, this “Commitment Letter”).

Our fees for services related to the Facilities are set forth in a separate fee letter with respect to the Facilities (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth herein and in Exhibits A, and B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

You have the right (the “Designation Right”), on or prior to the date that is fifteen (15) business days after the date of this Commitment Letter, to appoint up to six (6) additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or to confer other titles in respect of any Facility (any such agent, co-agent, lead arranger, bookrunner, manager, arranger or other titled institution, an “Additional Committing Lender”) in a manner and with economics determined by you (it being understood that (a) in no event will the Commitment Parties party hereto on the date hereof receive less than 60% of the compensatory economics with respect to the each Facility, (b) each Additional Committing Party (or its affiliate) shall assume a proportion of the commitments on a pro rata basis among the Facilities and with respect to each Facility that is equal to the proportion of the economics allocated to such Additional Committing Party (or its affiliates), and Schedule 1 or Schedule 2 hereto, as applicable, shall be automatically amended accordingly as it pertains to each Facility and (c) to the extent you or we appoint (or confer titles on) any Additional Committing Party in respect of any Facility, the economics allocated to, and the commitment amounts of, each relevant Commitment Party in respect of such Facility will be proportionately reduced (or otherwise reduced in a manner agreed by you and us) by the amount of the economics allocated to, and the commitment amount of, such Additional Committing Party (or its affiliate), in each case upon the execution and delivery by such Additional Committing Party of customary joinder documentation reasonably acceptable to you and us, and thereafter, such Additional Committing Party shall constitute a “Commitment Party,” “Initial Term Lender,” “Initial Revolving Credit Lender,” “Term Arranger” and/or “Revolving Credit Arranger”, as applicable, under this Commitment Letter and under the Fee Letter).

It is further agreed that JPMCB will appear on the top left of the cover page of all marketing materials for the Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Except as set forth above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Facilities unless you and we shall so agree.

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2.	Conditions Precedent

Our commitments hereunder to make effective and fund the Facilities on the Closing Date and our agreements to perform the services described herein are subject solely to the satisfaction of the conditions set forth in Exhibit C.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking between you and us concerning the transactions contemplated hereby, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and effectiveness of the Facilities on the Closing Date shall be the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair availability or effectiveness of the Facilities on the Closing Date if all conditions set forth in Exhibit C are satisfied or waived by the Arrangers (it being understood that to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest) is not or cannot be provided or perfected on the Closing Date (other than (i) to the extent that a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or (ii) the delivery certificates if any, evidencing the equity interests of any material wholly-owned restricted domestic subsidiary of the Borrower that constitutes Collateral (provided that any such certificated equity interests with respect to subsidiaries of the Company will be required to be delivered on the Closing Date only to the extent received after your use of commercially reasonable efforts to obtain such certificates)) after your use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such Collateral or security interest therein (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability or effectiveness of the Facilities on the Closing Date but shall instead be required to be delivered or provided within 120 days after the Closing Date (or such longer period as the Term Loan Agent or the Revolving Credit Agent, as applicable, may reasonably agree), in each case, pursuant to arrangements to be mutually agreed by the Borrower and the Term Loan Agent or the Revolving Credit Agent, as applicable. For purposes hereof, “Specified Representations” means the representations and warranties made by the Loan Parties as of the Closing Date set forth in the Facilities Documentation relating to: organizational existence of such Loan Parties; organizational power and authority of such Loan Parties to execute, deliver and perform their obligations under the Facilities Documentation, and due authorization, execution and delivery by such Loan Parties, in each case, as they relate to their entry into and performance of the Facilities Documentation; enforceability of the Facilities Documentation against such Loan Parties; no conflicts with or consent under charter documents of such Loan Parties as it relates to their entry into and performance of the Facilities Documentation; solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (with solvency being determined in a manner consistent with Annex I to this Commitment Letter); subject to the immediately preceding sentence and the limitations set forth in the Term Sheets, creation and perfection of security interests in the Collateral; Federal Reserve margin regulations; not using proceeds in violation of the PATRIOT Act, OFAC or FCPA; and the Investment Company Act. The provisions of this paragraph are referred to as the “Certain Funds Provision”.

3.	Syndication

Each Arranger intends and reserves the right to syndicate the Facilities to the Lenders in consultation with you; provided that the Arrangers will not syndicate to (i) those persons identified by you by name in writing to us prior to the date hereof or (ii) competitors of the Borrower, the Company or any of their respective subsidiaries that are identified by you by name in writing prior to the date hereof (such persons, together with any person that is clearly identifiable as an affiliate of such person on the basis of its name, collectively, the “Disqualified Institutions”); provided, further, that the Borrower, upon at least three (3) business days’ written notice to the Commitment Parties after the date hereof (or, after the Closing Date, the Agents), shall be permitted to supplement in writing the list of persons that are Disqualified

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Institutions to the extent such supplemented person is or becomes a bona fide competitor of the Borrower, the Company or any of their respective subsidiaries; provided however, that such supplementation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities; and provided, further, that a competitor or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a person which is excluded pursuant to clause (i) above). Unless otherwise agreed by you, other than in connection with any assignment to an Additional Committing Party upon designation of such Additional Committing Party as an Initial Lender and the execution and delivery by such Additional Committing Party of customary joinder documentation, (x) the Commitment Parties shall not be relieved, released or novated from their obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities until after the funding under the Facilities on the Closing Date has occurred, (y) no assignment or novation shall become effective (as between you and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitments in respect of the Facilities until the funding of the Facilities has occurred and (z) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding under the Facilities on the Closing Date has occurred. The Arrangers will lead the syndication, including determining, in consultation with you, the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter and will in consultation with you determine the final commitment allocations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Borrower and its subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Facilities, (b) the earlier of (A) 45 days following the Closing Date and (B) the termination of commitments with respect to the Facilities without the occurrence of the Closing Date and (c) the “Successful Syndication” of the Facilities (as defined in the Fee Letter), you will ensure (or with respect to the Company or its subsidiaries, using your commercially reasonable efforts to ensure) there will be no competing issues, offerings, placements or arrangements of any debt facility or any debt security of the Company or the Borrower or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, being issued, offered, placed or arranged without the consent of the Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities (it being understood that (i) the Facilities, and (ii) (x) as to the Company and its subsidiaries, indebtedness permitted under the Acquisition Agreement to be incurred or remain outstanding prior to the Closing Date, and indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement, working capital indebtedness, intercompany indebtedness, purchase money and equipment financings and other indebtedness that has otherwise been consented to by the Arranger and (y) as to the Borrower and its subsidiaries, borrowings under its existing revolving credit facilities, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries, ordinary course capital lease and purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities).

You agree to cooperate with, and provide customary information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) your assistance in preparing as soon as practicable after the date of this Commitment Letter, a customary information memorandum and other customary presentation materials (collectively, “Confidential Information Memoranda”) regarding the business, operations and financial projections of the Borrower including without limitation the delivery of all customary information relating to the Transactions prepared by or on behalf of the Borrower; (ii) using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard

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& Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating, a corporate credit rating and a credit rating for each of the Term Loan Facility and the Revolving Credit Facility; (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of the Borrower and participation of such persons in such meetings); and (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times (which may be virtual to the extent circumstance so requires) reasonably requested by the Arrangers, one or more meetings with prospective Lenders. You will be solely responsible for the contents of the Confidential Information Memoranda and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof as provided in Section 4 below. Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, you agree that, after the Closing Date, each Arranger has the right to place advertisements in financial and other newspapers at its own expense describing its services to you and the Borrower. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You understand that (i) the Lead Arrangers will make available an information package and presentation to the proposed syndicate of Lenders by posting the information package and presentation on DebtDomain, SyndTrak, IntraLinks or another similar electronic system and (ii) certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At an Arranger’s request, you agree to assist in the preparation of an additional version of the Confidential Information Memoranda that does not contain material non-public information (as reasonably determined by you) concerning you, your or subsidiaries or affiliates or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by any Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda and the list of Disqualified Institutions); and (c) summaries of terms and notification of changes in the terms and conditions of the Facilities. Before distribution of any Confidential Information Memoranda in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Confidential Information Memoranda provided to Lenders and prospective Lenders will be accompanied by a disclaimer by such recipients exculpating us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at an Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and by doing so you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Public Information Materials as not containing any MNPI.

It is agreed that the completion of the successful syndication of, or receipt of commitments in respect of, the Facilities will not be a condition to the Commitment Parties’ commitments hereunder.

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4.	Information

You represent and warrant that (i) all written information (other than projections, forward looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Borrower in connection with the Transactions is and will be, when furnished and taken as a whole, true and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (ii) the projections and other forward looking information that have been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Borrower have been and will be prepared in good faith, and that information with respect to you will be based upon accounting principles consistent with your historical audited financial statements most recently provided as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to such Arranger, such Commitment Party, the Lenders and their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 45 days following the Closing Date and (ii) the “Successful Syndication” (as defined in the Fee Letter) of the Facilities you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if made at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in light of the circumstances in which statements are made. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Expense and Indemnification; Exculpation; Etc.

To induce us to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you hereby agree to indemnify and hold harmless each Agent, each Arranger and each other agent or co-agent (if any) designated by any Arranger with respect to the Facilities, each Lender (including in any event each Commitment Party and any other Initial Lender) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or reasonable and documented expenses (including reasonable and documented legal expenses), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Borrower, the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity or which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities;

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provided that you will not have to indemnify an Indemnified Person against (A) any claim, loss, damage, liability or reasonable and documented expense to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, (ii) a material breach of obligations under this Commitment Letter or the Facilities Documentation by such Indemnified Person or any of such Indemnified Person’s controlled affiliates or (iii) any dispute solely among the Indemnified Persons (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such Indemnified Person in its capacity as agent or arranger, or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final, non-appealable judgment by a court of competent jurisdiction in any such action, suit, proceeding or claim, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, losses, damages, liabilities or reasonable and documented expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened action, suit, proceeding or claim in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such action, suit, proceeding or claim, (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions. Notwithstanding any other provision of this Commitment Letter, no Related Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, unless such use is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the obligations under this Commitment Letter, the Fee Letter by, such Related Person or any of such Related Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives. “Related Person” means the Agent, each Arranger and each other agent or co-agent (if any) designated by any Arranger with respect to the Facilities, each Lender (including in any event each Commitment Party and any other Initial Lender) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof.

You also agree to periodically reimburse us for our reasonable and documented or invoiced out-of-pocket costs and expenses in connection with any matter referred to in this Commitment Letter or the Fee Letter, including expenses associated with our due diligence efforts and field examinations and the reasonable and documented fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent, whether or not the Acquisition is consummated, the Closing Date occurs or any Facilities Documentation is executed and delivered or any extensions of credit are made under any of the Facilities.

Your indemnity and reimbursement obligations under this Section 5 will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect.

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Neither you nor we nor any other Related Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). This Commitment Letter may not be assigned by any Commitment Party without your written consent (and any purported assignment without such consent shall be null and void) provided that the Commitment Parties may (i) assign commitments in accordance with Section 1 to an Additional Committing Party and (ii) assign commitments in accordance with Section 3 above. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Each Commitment Party notifies you, the Company and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies you, the Company and the Guarantors, including the name and address of each such Person and other information that will allow such Commitment Party and each Lender to identify you, the Company and the Guarantors in accordance with the Patriot Act (and which information shall include, subject to applicable exemptions, information regarding beneficial ownership with respect to the Borrower as required by 31 C.F.R. § 1010.230) and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by any Commitment Party, any Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of your Board of Directors and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter (except in redacted form satisfactory to the Commitment Parties) or the information contained therein) to the Company and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, (iii) the Term Sheets to any ratings agencies on a

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confidential basis in connection with the Transactions, (iv) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the Term Sheets (but not this Commitment Letter or the Fee Letter) to potential debt providers in coordination with us obtaining commitments to the Facilities from such potential debt providers, (vi) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions, (vii) this Commitment Letter (but not the Fee Letter) to bona fide prospective Additional Committing Party, (viii) this Commitment Letter and the Fee Letter in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent reasonably practicable and permitted by law), (ix) this Commitment Letter and the Fee Letter upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction over you or your affiliates (in which case you shall, except with respect to any regulatory authority exercising examination or regulatory authority, promptly notify us, in advance, to the extent reasonably practical and permitted by law), (x) this Commitment Letter and the Fee Letter for purposes of enforcing your rights hereunder and (xi) the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any ratings agency presentations, or public or regulatory filing relating to the Transactions; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) two years after the date of this Commitment Letter.

We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder, (b) to any Lenders or participants or prospective Lenders or participants or contractual counterparty to any swap or derivative transaction relating to the Borrower, the Company or any of their subsidiaries, in each case who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory (including self-regulatory) authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our

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knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, or (j) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the Closing Date and shall in any event automatically terminate two years following the date of this Commitment Letter. You acknowledge that each Commitment Party and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Borrower, the Company and other companies that may be the subject of the Transactions. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that no Commitment Party has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Company and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that each Commitment Party and its affiliates do not provide tax, accounting or legal advice.

9. Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER

10

WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF DELAWARE). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim shall be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court and (iv) agrees that a final, non-appealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly set forth in Exhibit C of this Commitment Letter, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 4, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Facilities Documentation are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed. You may terminate in whole (not in part) this Commitment Letter and the commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence and the Fee Letter; provided in the event of a reduction in the purchase price for the Acquisition or if a lesser amount of indebtedness under the Term Loan Facility is required to fund the Transactions for any other reason, you may, in your sole discretion, ratably reduce the commitments with respect to the Term Loan Facility.

10. Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition (for the avoidance of doubt, either (x) with the funding of the Facilities to the extent required hereunder or (y) without the funding of the Facilities if not required hereunder), (ii) the valid termination of the Acquisition Agreement in accordance

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with its terms or your written notice of the abandonment of the Acquisition and (iii) 11:59 p.m. on the date that is ten Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after the Long Stop Date (as defined in the Acquisition Agreement as in effect on the date hereof and as may be extended pursuant to the definition of Long Stop Date” set forth in Section 1.1 of the Acquisition Agreement) (the “Termination Date”).

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter or the Fee Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to JPMCB the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on July 9, 2021, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

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We look forward to working with you on this assignment.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Timothy Lee

Name: Timothy Lee
Title: Executive Director

[Commitment Letter – Signature Page]

BARCLAYS BANK PLC

By:	/s/ George Lee
Name:	George Lee
Title:	Managing Director

[Commitment Letter – Signature Page]

Accepted and agreed to as of the date first written above:

MKS INSTRUMENTS, INC.

By:	/s/ David H. Martin
Name:	David H. Martin
Title:	Vice President, Tax & Treasury

[Commitment Letter – Signature Page]

SCHEDULE 1

TERM LOAN FACILITY COMMITMENTS

Initial Term Lender	Term Loan Facility
JPMorgan Chase Bank, N.A.	50%
Barclays Bank PLC	50%
Total:	100%

SCHEDULE 2

REVOLVING FACILITY COMMITMENTS

Initial Revolving Credit Lender	Revolving Credit Facility
JPMorgan Chase Bank, N.A.	50%
Barclays Bank PLC	50%
Total:	100%

EXHIBIT A

MKS Instruments, Inc.

$5,280.0 million Term Loan Facility

Summary of Terms

Set forth below is a summary of the proposed principal terms for the Term Loan Facility (as defined below). Unless otherwise defined in this Exhibit A, capitalized terms used in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

1.	PARTIES

Borrowers:	MKS Instruments, Inc., a Massachusetts corporation (the “Borrower”).

Guarantors:	Subject to the Certain Funds Provision, all obligations of the Borrower under the Term Loan Facility and any swap agreements and cash management arrangements provided by any Lender, Arranger, Agent or any affiliate of a Lender, Arranger or Agent (or any Lender, Arranger, Agent or any affiliate thereof at the time into which such agreement was entered) (collectively, the “Obligations”) will be unconditionally guaranteed by each of the Borrower’s direct and indirect, existing and future wholly-owned domestic restricted subsidiaries and each other Subsidiary that is required to guarantee the Borrower’s obligations under the Term Loan Facility pursuant to the Existing Term Loan Credit Agreement (collectively, the “Guarantors”; and together with the Borrower, the “Loan Parties”).

Joint Lead Arrangers and
Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMCB”), Barclays Bank PLC (“Barclays”) and other Term Arrangers to be agreed (together with JPMCB and Barclays in such capacities, the “Term Arrangers”; and, together with the Revolving Credit Arrangers, the “Arrangers”).

Administrative Agent:	JPMCB will act as the sole administrative agent and sole collateral agent (in such capacities, together with its permitted successors, the “Term Loan Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Term Arrangers and reasonably acceptable to the Borrower (collectively, the “Term Loan Lenders”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) 100% of the equity interests of an entity previously identified to the Arrangers and code named “Arizona” (the “Company”), and its subsidiaries (collectively, the “Acquired Business”), pursuant to that certain Implementation Agreement, dated as of the date hereof (including the exhibits and schedules thereto, and as amended, modified or supplemented from time to time in accordance with the terms of Exhibit C, the “Acquisition Agreement”), among the Borrower and the Company. In connection therewith, the Borrower has requested that the Lenders provide (i) the Term Loan Facility (as defined below) in an aggregate principal amount of $5,280.0 million and (ii) the Revolving Credit Facility (as defined in Exhibit B) with total aggregate commitments of $500.0 million (the Revolving Credit Facility, together with the Term Loan Facility, collectively, the “Facilities”) (1) to pay a portion of the consideration for the Acquisition, (2) to finance the repayment in full of all outstanding indebtedness of (x) the Borrower and its subsidiaries under the Existing Credit Agreements (including, in each case, as amended or otherwise modified after the date hereof), (y) the Company and its subsidiaries, and guarantees and security in respect thereof, of indebtedness under that certain Credit Agreement, dated as of March 18, 2021, by and among certain subsidiaries of the Company, the financial institutions and other parties thereto from time to time, and Goldman Sachs Bank USA, as administrative agent and collateral agent (as amended, restated, supplemented, refinanced, renewed, replaced, extended or otherwise modified from time to time, the “Company Credit Agreement”), and (z) any other indebtedness of the Company and its subsidiaries, but excluding indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement (clauses (x), (y) and (z) collectively, and together with the termination of any guarantee and security in respect thereof, the “Refinancing”), (iii) to provide ongoing working capital requirements of the Borrower and its subsidiaries and (iv) to pay fees, costs, and expenses associated with the foregoing and with the Facilities (the uses set forth in clauses (i) through (iv), collectively referred to hereinafter as the “Transaction Costs”) and for other general corporate purposes of the Borrower and its subsidiaries. The transactions described in this paragraph are collectively the “Transactions”.

“Existing Credit Agreements” means, collectively (1) that certain Term Loan Agreement, dated as of April 29, 2016 (as such document may have been amended or otherwise modified to but excluding the date hereof, the “Existing Term Loan Credit Agreement”) among the Borrower, the lenders from time to time party thereto and Barclays Bank PLC (“Barclays”), as administrative agent and collateral agent and (2) that certain ABL Credit Agreement, dated as of February 1, 2019 (as such document may have been amended or otherwise modified to but excluding the date hereof, the “Existing Revolving Credit Agreement”) among the Borrower, each other person from time to time party thereto as a “Borrower”, the lenders from time to time party thereto and L/C issuers from time to time party thereto and Barclays, as administrative agent and collateral agent.

Closing Date:	“Closing Date” means the date of the initial funding of the Facilities.

2.	TYPES AND AMOUNTS OF FACILITIES

A.	Term Loan Facility:

Type and Amount:	A U.S. Dollar denominated senior secured term loan facility in an aggregate principal amount of $5,280.0 million (the “Term Loan Facility” and the loans made thereunder, the “Term Loans”) plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fee required to be funded as a result of the exercise of the “Market Flex” provisions in the Fee Letter.

Maturity and Amortization:	The Term Loans will mature on the seventh anniversary of the Closing Date (the “Term Loan Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan Facility payable on the last day of each calendar quarter commencing with the first full calendar quarter after the Closing Date. The balance of the Term Loans will be payable on the Term Loan Maturity Date.

Availability:	The full amount of the Term Loans will be made in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Term Loans shall be used to finance the Transaction Costs, and, to the extent any proceeds remain after such application, for general corporate purposes permitted by the Term Documentation.

B. Incremental Facilities:	The Term Documentation and the Revolving Credit Documentation (as defined in Exhibit B) shall permit the Borrower to add one or more incremental term loan facilities to the Term Loan Facility and/or increase the Term Loan Facility (each, an “Incremental Term Facility”), to increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Increase”) and/or to add one or more incremental revolving credit facility tranches to the Revolving Credit Facility (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increase and the Incremental Revolving Facilities are collectively referred to as the “Incremental Facilities”) in an aggregate principal amount of (a) an amount equal to the greater of (i) 100% of pro forma Consolidated EBITDA (to be defined in the Term

Documentation and the Revolving Credit Documentation, as applicable, “Consolidated EBITDA”) as of the Closing Date and (ii) 100% of pro forma Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Borrower last ended for which financial statements have been delivered or were required to have been delivered (the “Test Period”) (this clause (a)(ii), the “EBITDA Grower Amount”, and this clause (a), the “Fixed Dollar Basket”) (and after giving effect to any acquisition or dispositions consummated in connection therewith and all other appropriate pro forma adjustments (including adjustments for cost-savings and synergies subject to parameters to be agreed)), plus (b) voluntary prepayments of Term Loans, Revolving Credit Loans (as defined in Exhibit B), Incremental Facilities and/or Incremental Equivalent Debt (to the extent incurred under clause (a) above) that is secured on a pari passu basis with the Term Loans and the Revolving Credit Loans (but with respect to the prepayment of any revolving indebtedness, only to the extent accompanied by a corresponding permanent reduction in the underlying commitments), in each case except to the extent prepaid with the proceeds of other indebtedness, plus (c) unlimited additional amounts so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Facility and after giving effect to any acquisition or dispositions or prepayment of indebtedness consummated in connection therewith and all other appropriate pro forma adjustments (including adjustments for cost-savings and synergies subject to parameters to be agreed), (i) with respect to any Incremental Facilities that are secured on a pari passu basis with the Term Loans and Revolving Credit Loans, as applicable, the First Lien Net Leverage Ratio does not exceed 3.50:1.00, (ii) with respect to any Incremental Facilities that are secured on a junior basis with the Term Loans and Revolving Credit Loans, as applicable, the Secured Net Leverage Ratio does not exceed 3.75:1.00, and (iii) with respect to any Incremental Facilities that are unsecured or secured by assets that do not constitute Collateral, the Total Net Leverage Ratio does not exceed 4.50:1.00 (provided, that the Borrower may elect whether such Incremental Facility has been incurred (in whole or part) under clauses (a), (b) and/or (c) above in its sole discretion; provided, further, that (1) if any Incremental Facilities are to be established or incurred under both clauses (a) or (b) and (c) above in connection with a single transaction or series of related but substantially concurrent transactions, then the maximum amount available of Incremental Facilities (or portion of Incremental Facilities) to be established or incurred under clause (c) shall first be determined by calculating the establishment or incurrence under such clause (c) without giving effect to any Incremental Facilities (or portion of any Incremental Facilities) established or incurred (or to be established or incurred contemporaneously therewith) under clause (a) and/or clause (b), and after such maximum amount under clause (c) has been determined, the amount of Incremental Facilities (or portion of Incremental Facilities) established or incurred (or to be established or incurred contemporaneously therewith) under clause (a) and/or clause (b) shall be determined, and (2) upon delivery of the applicable financial statements pursuant to the Term Documentation and Revolving Credit Documentation following the initial incurrence of any Incremental Facilities under clauses (a) or (b) above, if such Incremental Facilities could, based on any such financial statements, have been incurred under clause (c) of this definition, then such Incremental Facilities shall automatically be reclassified as incurred under clause (c) above); provided that (i) no Term Lender or Revolving Credit Lender (as defined in Exhibit B) will be required to participate in any such Incremental Facility, (ii) no payment or bankruptcy event of default exists or would exist after giving effect thereto (provided, however, that in the case of any Incremental Facility to fund (a) any Permitted Acquisition (as defined below) or other permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment (each, a “Limited Condition Transaction”), the foregoing requirement shall be replaced by the requirement that no event of default shall have occurred and be continuing immediately prior to signing of the applicable purchase or acquisition agreement, and immediately after giving effect to such signing, (iii) the representations and warranties in the Term Documentation and the Revolving Credit Documentation, as applicable, shall be true and correct in all material respects (and in all respects if qualified by materiality) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (provided that any bring-down of representations and warranties shall be limited in the case of any Limited Condition Transaction to customary “specified representations”), (iv) with respect to any Incremental Term Facility, the maturity date and weighted average life to maturity of such Incremental Term Facility shall be no earlier than the maturity date and weighted average life to maturity, respectively, of the Term Loan Facility, provided, that this clause (iv) shall not apply to any Incremental Term Facility in an aggregate principal amount, taken together with any Incremental Equivalent Debt, Refinancing Indebtedness and permitted refinancings of Incremental Facilities and Incremental Equivalent Debt and any of the foregoing, in an aggregate amount not to exceed 100% of the EBITDA Grower Amount (the “Inside Maturity Basket”), (v) no Incremental Facility shall be guaranteed by persons other than the Guarantors with respect to the corresponding Term Loans or secured by assets not constituting Collateral, (vi) with respect to any Incremental Revolving Increase or any Incremental Revolving

Facility, (A) the maturity date of such Incremental Revolving Increase or Incremental Revolving Facility shall be the same as the maturity date of the applicable Revolving Credit Facility, (B) such Incremental Revolving Increase or Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Credit Facility and (C) with respect to any Incremental Revolving Facility, there shall be included customary pro rata borrowing and repayment mechanics with respect to the Revolving Facility and any then existing Refinancing Revolving Facility and (D) (x) solely with respect to any Incremental Revolving Increase, such Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Facility and (y) solely with respect to any Incremental Revolving Facility, such Incremental Revolving Facility shall otherwise be on substantially the same terms as those applicable to the Revolving Credit Facility (except for (i) pricing and fees, (ii) terms that are applicable only after the maturity date of the Revolving Credit Facility or (ii) such terms as may be included subject solely as to administrative matters and subject to the Revolving Credit Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned)); and (vii) (subject to clause (iv) above) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder on terms and pursuant to documentation to be mutually agreed; provided, further, that if the Applicable Margins (or similar measure of interest margin) applicable to any Incremental Term Facility in like currency with the Term Loans incurred on or prior to the date that is 6 months following the Closing Date is more than 0.75% per annum greater than the Applicable Margins for any Term Loans, then the Applicable Margins for such Term Loans shall be increased to the extent necessary so that the Applicable Margins (or similar measure of interest margin) for the Incremental Term Facility are equal to the Applicable Margins for the Term Loans, plus 0.75% per annum (the “MFN Provision”) (provided, that the MFN Provision shall not apply (A) to Incremental Term Facilities in an aggregate amount not to exceed 100% of the EBITDA Grower Amount and (B) to any Incremental Term Facility that (x) is incurred to finance a Permitted Acquisition or other permitted Investment, (y) has an initial maturity of one year or less and is incurred as a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this section or (z) has a final maturity of more than one year after the maturity date with respect to the Term Loans (collectively, the “MFN Exceptions”)); provided, further, that, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Loans, (x) arrangement, commitment or structuring fees and other similar fees not paid or payable generally to lenders but are payable to any lead arranger of such Incremental Term Facility, and any similar fees not paid or payable generally to lenders but are payable to the Term Arrangers (or their affiliates) in connection with the Term Loans shall be excluded, (y) OID and upfront fees paid to the lenders thereunder shall be included (with OID and upfront fees being equated to interest based on assumed four-year life to maturity or, if shorter, the actual weighted average life to maturity), and (z) if the applicable Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the existing Term Loan Facility, such differential between interest rate floors shall be equated to an increase in the applicable interest rate margin with respect to such Incremental Term Facility for purposes of determining whether an increase to the interest rate margin under the existing Term Loan Facility shall be required, but only to the extent an increase in the interest rate floor in the existing Term Loan Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Term Loan Facility shall be increased to the extent of such differential between interest rate floors; provided, further, that, with respect to any Incremental Term Facility, to the extent such terms are not consistent with the Term Loan Facility (except to the extent permitted by clauses (iv) and (vii) of this paragraph), they shall be reasonably satisfactory to the Term Loan Agent and any Incremental Term Facility shall, for purposes of prepayments, be treated in any event no more favorably than the Term Loan Facility and shall share ratably or less than ratably in any mandatory prepayments of the Term Loan Facility.

“First Lien Net Leverage Ratio” means the ratio of (a) Consolidated Secured Debt (i.e., consolidated total debt of the Borrower and its restricted subsidiaries that is secured by a lien on any assets of the Borrower or any of its restricted subsidiaries) (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) as of such date that does not rank junior in priority to the Liens on the Collateral securing the obligations under the Facilities to (b) Consolidated EBITDA for the most recently ended Test Period.

“Secured Net Leverage Ratio” means the ratio of (a) Consolidated Secured Debt (i.e., consolidated total debt of the Borrower and its restricted subsidiaries that is secured by a lien on any assets of the Borrower or any of its restricted subsidiaries provided that such debt is not expressly subordinated pursuant to a written agreement in right of payment to the Term Loans and Revolving Credit Loans) (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Total Leverage Ratio” means the ratio of (a) Consolidated Debt (i.e., consolidated total debt of the Borrower and its restricted subsidiaries) (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

The Term Documentation and the Revolving Credit Documentation shall permit the Borrower to utilize availability under the Incremental Facility to issue (at the option of the Borrower) one or more additional series of senior unsecured notes or loans, or senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Facilities, senior subordinated (including unsecured) notes or loans, or subordinated (including unsecured) notes or loans (any such notes or loans (“Incremental Equivalent Debt”); provided, that such Incremental Equivalent Debt (i) shall not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loan Facility or Incremental Facility, in either case, that are being refinanced; provided, that this clause (i) shall not apply to (x) any Incremental Equivalent Debt in an aggregate principal amount, taken together with any Incremental Facility, Refinancing Indebtedness and permitted refinancings of Incremental Facilities and Incremental Equivalent Debt and any of the foregoing, in each case, incurred in reliance on the Inside Maturity Basket or (y) the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (i), (ii) shall not be guaranteed by persons other than the Guarantors with respect to the Facilities or secured by assets not constituting Collateral, (iii) shall have covenants and defaults (excluding pricing and optional prepayment or redemption terms) which are, taken as a whole, not materially more favorable to the investors providing such Incremental Equivalent Debt than, those applicable to the Facilities (except for covenants or other provisions applicable only to periods after the latest final maturity date of any then outstanding Facilities existing at the time of such refinancing), unless (x) the Term Lenders and/or Revolving Credit Lenders are afforded the benefits of substantially similar provisions or (y) such provisions shall be customary for similar debt securities or loans in light of then-prevailing market terms and conditions (taken as a whole) at the time of incurrence (as reasonably determined by the Borrower in good faith) (it being understood that with respect to this clause (y) that (A) no Incremental Equivalent Debt in the form of term loans or notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based), (iv) if in the form of term loans secured by the Collateral on a pari passu basis with the Facilities, shall be subject to the MFN Provision (subject to the MFN Exceptions), (v) shall, for purposes of prepayments, be treated in any event no more favorably than the Term Loan Facility and shall share ratably or less than ratably in any mandatory prepayments of the Term Loan Facility, and (vi) if applicable, is subject to customary subordination or intercreditor agreements, as applicable, reasonably acceptable to the Term Loan Agent are entered into for any such secured, subordinated or senior subordinated Incremental Equivalent Debt.

C. Refinancing Facilities:	The Term Documentation and the Revolving Credit Documentation shall permit the Borrower to refinance (including by extending the maturity) the then outstanding Term Loans and Revolving Credit Loans, as applicable, from time to time, in whole or in part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”), under the Term Documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility, (y) one or more new revolving credit facilities (each, a “Refinancing Revolving Facility”), under the Revolving Credit Documentation with the consent of the Borrower and the institutions providing such Refinancing Revolving Facility or (z) with one or more additional series of senior unsecured notes or loans, or senior secured notes or loans that will be secured by the Collateral on a pari passu or junior basis with the Facilities, senior subordinated (including unsecured) notes or loans, or subordinated (including unsecured) notes or loans (any such notes or loans, the “Refinancing Notes”, and, together with the Refinancing Term Facilities and the Refinancing Revolving Facilities, the “Refinancing Indebtedness”); provided that (i) any such Refinancing Indebtedness does not mature prior to the maturity date of, or have a shorter weighted average life than, the Term Loan Facility, Incremental Facility or Revolving Credit Facility, in each case, that are being refinanced (and in the case of any Refinancing Revolving Facility, there shall be no mandatory prepayments or commitment reductions prior to the maturity of the Revolving Credit Facility), provided, that this clause (i) shall not apply to any Refinancing Term Facility or Refinancing Notes in an aggregate principal amount, taken together with any Incremental Facility, Incremental Equivalent Debt and permitted refinancings of Incremental Facilities and Incremental Equivalent Debt and any of the foregoing, in each case, incurred in reliance on the Inside Maturity Basket, (ii) the amount of any such Refinancing Indebtedness does not exceed the amount of indebtedness being refinanced (plus any premium, accrued interest or fees and expenses in respect of the refinancing thereof), plus additional amounts to the extent the Borrower has available debt capacity under other baskets or carve-outs, (iii) any such Refinancing Indebtedness is not guaranteed by any persons other than the Guarantors under the applicable Facility (or such other arrangements satisfactory to the Term Loan Agent or the Revolving Credit Agent, as applicable), (iv) if secured, any such Refinancing Indebtedness shall only be secured by the Collateral securing the Facilities on a pari passu or junior basis with such Facility pursuant to the Term Documentation or the Revolving Credit Documentation, as applicable, and shall not be secured by any assets not securing the obligations under such Facility, (v) customary subordination or intercreditor agreements, as applicable, reasonably acceptable to the Term Loan Agent and the Revolving Credit Agent, as applicable, are entered into for any such secured, subordinated or senior subordinated Refinancing Indebtedness, (vi) with respect to any Refinancing Revolving Facility, there shall be included customary pro rata borrowing and repayment mechanics with respect to the Revolving Facility and any then existing Incremental Revolving Facility and (vii) the covenants and events of default and the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are, taken as a whole, not materially more favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the applicable Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of any then outstanding Term Loan Facility existing at the time of such refinancing) unless (x) the Term Lenders or Revolving Credit Lenders, as applicable, are afforded the benefits of substantially similar provisions or (y) such provisions shall be customary for similar debt securities or loans in light of then-prevailing market terms and conditions (taken as a whole) at the time of incurrence (as reasonably determined by the Borrower in good faith) (it being understood that with respect to this clause (y) that (A) no Refinancing Indebtedness in the form of term loans or notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based).

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The Borrower may elect that the Term Loan Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (ii) the Adjusted Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in

Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the Term Loan Agent) or similar release by the Federal Reserve Board (as determined by the Term Loan Agent) (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) the Adjusted Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Adjusted Eurodollar Rate” means, for any interest period, the quotient obtained by dividing (i) the applicable Eurodollar Rate for such interest period by (ii) 1.00% minus the applicable reserve percentage set forth in the Term Documentation.

“Applicable Margin” means 1.00%, in the case of ABR Loans and (ii) 2.00%, in the case of Eurodollar Loans.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted Eurodollar Rate.

“Eurodollar Rate” means the rate for eurodollar deposits in dollars for a period equal to one, three or six months or any longer period agreed to by all relevant lenders (as selected by the Borrower) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%); provided however that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate be deemed to be less than 0.00% per annum. Customary ARRC “hard wired” LIBOR replacement provisions will be included in the Term Documentation.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when any Loan Party is in default in the payment of any amount under the Term Loan Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto, and with respect to any overdue amount (including overdue interest) for which there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to Term Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Optional Prepayments:	The Term Loans may be prepaid, in whole or in part without premium or penalty (other than as set forth under “Soft-Call Premium” below), in minimum amounts set forth in the Term Documentation, at the option of the Borrower at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans, three business days’) prior notice, subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. Optional prepayments of the Term Loans, together with accrued interest, if any, shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft-Call Premium:	In the event that all or any portion of the Term Loan Facility is repriced downward, effectively refinanced through any amendment of the Term Loan Facility or refinanced with the proceeds of other syndicated bank debt financing, in each case for the primary purpose of lowering the yield, and resulting in a lower yield, on such amended Term Loan Facility or refinancing indebtedness, as applicable, than that existing on the applicable portion of the Term Loan Facility prior to such amendment or refinancing, on or prior to the date that is six months after the Closing Date, such repricings, effective refinancings or refinancings will be made with the payment of a 1.00% premium (the “Soft Call Premium”) on the amount repriced, effectively refinanced or refinanced (including with respect to the loans and commitments of any lenders replaced in connection with any amendment related thereto); provided that the foregoing payment shall not apply with respect to any event described above that is not consummated for the primary purpose of lowering such yield on such amended Term Loan Facility than that existing on the applicable portion of the Term Loan Facility prior to such amendment or refinancing, including, without limitation, in the context of a transaction involving a change of control or in connection with a Transformative Acquisition (as defined below).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Term Documentation immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Term Documentation immediately prior to the consummation of such transaction, such Term Documentation would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Term Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, in consultation with the Term Loan Agent.

Mandatory Prepayments:	Mandatory repayments of the Term Loans shall be required from:

(a)   with respect to any non-ordinary course asset sale or other disposition of assets with net proceeds in excess of an amount to be agreed in any transaction or series of related transactions, 100% of the net cash proceeds (to be defined in the Term Documentation, but to exclude, among other things, the amount of any required tax payments that the Loan Parties shall be required to make as a result of such sale or disposition) from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by the Loan Parties and their restricted subsidiaries that are in excess of 15% of EBITDA Grower Amount (the “Excess Proceeds Threshold”), subject to (i) the right of the Loan Parties to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) within 455 days and, if so committed to reinvestment, reinvested within 180 days after such 455-day period, (ii) the right of the Loan Parties to use such proceeds prepay other indebtedness of the Loan Parties consistent with the Documentation Principles and otherwise to be agreed, (iii) step-downs consistent with the Documentation Principles and otherwise to be agreed (the “Asset Sale Step-Downs”), and (iv) other exceptions to be agreed, it being understood and agreed that any such repayments pursuant to this clause (a) shall only be required when the aggregate amount of excess net cash proceeds from such non-ordinary course asset sales or other disposition of assets, after giving effect to any applicable reinvestment rights, exceeds the Excess Proceeds Threshold;

(b)   100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and its restricted subsidiaries (other than indebtedness permitted by the Term Documentation (other than Refinancing Indebtedness)); and

(c)   50% (with step-downs to 25% and 0%, each based upon achievement of First Lien Net Leverage Ratios to be agreed) of annual Excess Cash Flow (to be defined in the Term Documentation) (commencing with Excess Cash Flow for the fiscal year ending December 31, 2021 (solely to the extent the Closing Date occurs prior to

December 31, 2021, and to the extent the Closing Date occurs on or after December 31, 2021, commencing with Excess Cash Flow for the fiscal year ending December 31, 2022), provided that solely for the first fiscal year in which Excess Cash Flow is tested, Excess Cash Flow shall equal the annual Excess Cash Flow for such year multiplied by the number of days from the Closing Date to December 31 of such fiscal year divided by 360); provided that the amount of such any Excess Cash Flow prepayment shall be subject to dollar-for-dollar reductions to be set forth in the Term Documentation, including, without limitation, that any voluntary prepayments of Term Loans and Revolving Credit Loans (defined below) to the extent commitments under the Revolving Credit Facility (defined below) are permanently reduced by the amount of such prepayments, other than payments or reductions funded with the proceeds of equity or long-term indebtedness, during such fiscal year, or after such fiscal year-end and prior to the time such Excess Cash Flow prepayment is due, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year and, to the extent such prepayments exceed Excess Cash Flow in such fiscal year, shall be carried forward to future fiscal years; provided that Excess Cash Flow prepayments shall only be required if, and only to the extent, that after giving effect to the applicable percentage of Excess Cash Flow, the amount of the Excess Cash Flow payment that would be required is greater than 15% of the EBITDA Grower Amount (the “ECF Threshold”).

Mandatory prepayments shall be applied, without premium or penalty (other than any Soft-Call Premium payable in connection with any Refinancing Indebtedness in the case of clause (b) above), subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Eurodollar borrowings other than on the last day of the relevant interest period, as directed by the Borrower.

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds (to the extent otherwise required) shall be limited under the definitive documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable laws or (y) repatriation of funds to fund such prepayment would result in material adverse tax consequences, as reasonably determined by the Borrower.

All mandatory prepayments under clauses (a) and (c) above are subject to permissibility under (a) local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and (b) organizational document restrictions (including as a result of minority ownership). The non-application of any such mandatory prepayment amounts as a result of the foregoing provisions will not constitute a default or an event of default and such amounts shall be available for working capital purposes of the Borrower and its restricted subsidiaries. The Borrower will use commercially reasonable efforts for to overcome or eliminate any such restriction and/or minimize any such costs of prepayment.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment under clauses (a) and (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender (“Rejected Amounts”) may be retained by the Borrower and used by the Borrower in any manner not prohibited by the Term Documentation and any such retained amounts will not thereafter be counted as excess cash flow or net cash proceeds (as described above) in any subsequent measurement period.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision, the obligations of the Borrower and each Guarantor in respect of the Borrower Obligations shall be secured by a perfected first-priority security interest (subject to permitted liens) in all or substantially all of the Loan Parties’ tangible and intangible personal property assets, including, without limitation, registered intellectual property, intercompany notes, all of the capital stock of the Borrower’s direct and indirect restricted subsidiaries (limited to (i) the assets of each Guarantor and (ii) 65% of the voting capital stock, and 100% of the non-voting capital stock, of any first-tier Foreign Subsidiary), existing and future cash, cash equivalents, bank accounts (with exceptions to be agreed), accounts receivable, other receivables, chattel paper, inventory, and contract rights, documents, general intangibles and insurance, instruments and books and records relating thereto and all proceeds of the foregoing (the “Collateral”). The Collateral shall be subject to exceptions and qualifications consistent with the Existing Term Loan Documents (as defined below).

None of the Collateral shall be subject to any other pledges, security interests or mortgages, except junior liens on Collateral and other liens on other Collateral in each case as permitted under the lien covenant. Notwithstanding the foregoing, no foreign law governed documents, perfection actions or foreign law opinions shall be required in connection with the Term Documentation.

5. CONDITIONS

Conditions to Borrowing:	The extension of credit under the Term Loan Facility on the Closing Date will be subject solely to the conditions precedent applicable to the Term Loan Facility set forth in Exhibit C to the Commitment Letter.

6. DOCUMENTATION

Term Documentation:	The definitive documentation with respect to the Term Loan Facility (the “Term Documentation”) shall be consistent with the Company Credit Agreement (and related Loan Documents (as defined in the Company Credit Agreement), as in effect on the date hereof, the “Company Loan Documents”) and will contain the terms set forth in this Exhibit A, include the Revolving Credit Facility and, to the extent any other terms are not expressly set forth herein or in the Company Credit Agreement will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Term Loan Facility and the pre-closing requirements of the Acquisition Agreement, (ii) contain such other terms as the Borrower and the Term Arranger shall reasonably agree, (iii) give due regard to the leverage profile and projected free cash flow generation of the Borrower and its restricted subsidiaries after giving effect to the Transactions, (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, including applicable provisions from the Existing Term Loan Credit Agreement (and related Loan Documents (as defined in the Existing Term Loan Credit Agreement), the “Existing Term Loan Documents”), (v) take into account the proposed business plan and financial model of the Borrower and (vi) be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the applicable conditions to funding set forth or referred to in Exhibit C are satisfied; provided that the Term Documentation shall include customary “hard-wired” LIBOR successor provisions to be agreed, customary restrictions on the allocation of assets and liabilities in connection with any division or plan of division of any Subsidiary that is a limited liability company, customary EU/UK bail-in provisions, FINCEN provisions requiring a beneficial ownership certification with respect to the Borrower, QFC stay rule, other updates to address changes in law and modifications (including erroneous payments provisions) to reflect the operational and agency requirements of the Term Loan Agent (the “Documentation Principles”).

Notwithstanding the foregoing, the Company Loan Documents shall be modified as follows

a.   With respect to determinations of Consolidated EBITDA, (i) with respect to adjustments to Consolidated EBITDA and other pro forma adjustments in each case in the nature of cost-savings, synergies, expense reductions, operating improvements and similar items, (x) reduce the look-forward period such that any such adjustments must be reasonably expected to be realized within 24 months following the applicable adjustment event and/or (y) add an aggregate cap of 30% of Consolidated EBITDA for the applicable test period, and (ii) remove the references to general projections and non-acquisition transactions from the adjustment in clause (l) thereof (i.e., with respect to the QoE adjustment);

b. remove Section 7.10 (covenant suspension) and the EBITDA Grower Amounts (as defined therein);

c.   with respect to the incurrence of ratio and acquisition indebtedness (and other corresponding incurrence-based debt and liens baskets), (i) conform the incurrence tests to the tests governing availability of Incremental Equivalent Debt set forth above, it being understood that acquisition indebtedness will be subject to customary “neutral or better” testing mechanics and (ii) provide that such indebtedness incurred by Loan Parties will be subject to the same terms and conditions applicable to Incremental Equivalent Debt as set forth above or, in the case of non-Loan Parties, subject to an aggregate cap to be agreed;

d. remove clause (24) from the definition of Permitted Liens (it being understood that debt may be secured in the Collateral in accordance with the debt incurrence tests described herein);

e. require that proceeds from the baskets permitting unlimited sale and leaseback transactions shall be subject to mandatory prepayment without reinvestment rights;

f. remove provisions permitting qualified reporting subsidiaries or exclusions from financial statements for acquired assets or entities;

g.  add a cap to be agreed on investments in (and acquisitions of) non-Guarantor restricted subsidiaries, together with a limitation to be agreed on the transfer of certain strategic assets to be agreed that are owned by the Loan Parties as of the Closing Date to non-Guarantor subsidiaries;

h. remove the grace period for delivery of notices of default;

i. remove the ratings trigger from the definition of Change of Control; and

j. remove the last paragraph of Section 8.01 (i.e., with respect to self-curing of defaults and statute of limitation provisions).

Financial Covenant:	None.

Unrestricted Subsidiaries:	The Term Documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and other customary conditions and provisions as set forth in the Term Documentation or otherwise to be agreed, the Borrower is permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (i) after giving effect to any such designation or re-designation, no payment or bankruptcy event of default shall exist (including after the reclassification of investments in, debt of, and liens on the assets of, the applicable subsidiary), (ii) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment in an unrestricted subsidiary by the Borrower at such time and (iii) each subsidiary designated as an “unrestricted subsidiary” under the Revolving Credit Facility shall be designated as an unrestricted subsidiary under the Term Loan Facility, and each subsidiary designated as a “restricted subsidiary” under the Revolving Credit Facility shall be designated as a restricted subsidiary under the Term Loan Facility. The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and an investment in such subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, the affirmative or negative covenant or event of default provisions of Term Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance (to the extent applicable) with the negative covenants and financial ratios contained in the Term Documentation.

Representations and Warranties:	Subject to the Documentation Principles, limited to the following and applicable to the Borrower and its restricted subsidiaries, it being understood and agreed that only the Specified Representations shall be required to be true and correct in all material respects (except for such representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) as a condition to the occurrence of the Closing Date): financial statements (including pro forma financial statements) and projections; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Term Documentation; with respect to the Term Documentation, no conflict with law, organizational documents and material agreements; no material adverse litigation; ownership of property; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act; subsidiaries; use of proceeds; environmental and regulatory matters; disclosures; creation, perfection and priority of security interests; solvency (on a consolidated basis); status of the Term Loan Facility as senior debt; PATRIOT Act; FCPA and OFAC/anti-terrorism laws; insurance; and delivery of certain documents, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and to limitations for materiality to be agreed. Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty (other than a Specified Representation) arising solely by reason of any matter or circumstance relating to the Acquired Business and its subsidiaries will be deemed not to be a breach of a representation or warranty if, and for so long as, the circumstances giving rise to the relevant breach of representation or warranty: (a) are capable of being remedied within the Clean-Up Period and the Company and its subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not be reasonably likely to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of its subsidiaries immediately prior to the Closing Date.

Affirmative Covenants:	Subject to the Documentation Principles, limited to the following and applicable to the Borrower and its restricted subsidiaries: delivery of annual financial statements (accompanied by an audit opinion from a nationally recognized accounting firm) within ninety days (90) after the end of each fiscal year, delivery of quarterly financial statements within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (or such earlier dates as may be required by the SEC in connection with the public-reporting requirements of the Borrower, after giving effect to any permitted extensions or deferrals thereof); officers’ certificates and other information; payment of taxes; maintenance of existence and material rights and privileges; compliance with laws; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of books and records; right of the Term Loan Agent to inspect property and books and records; notices of defaults, litigation and other material events;

compliance with environmental laws; ERISA; commercially reasonable efforts to maintain ratings (but not to maintain a specific rating); use of proceeds; and further assurances (including, without limitation, with respect to security interests in after-acquired property), subject, in the case of each of the foregoing covenants, to customary exceptions and qualifications to be agreed.

Negative Covenants:	Subject to the Documentation Principles and limited to the following with certain customary exceptions, exceptions consistent with the Documentation Principles, baskets (including customary reclassification and stacking concepts) and exceptions listed on Annex I, and other exceptions to be mutually agreed (and applicable to the Borrower and its restricted subsidiaries):

(a) the incurrence of debt;

(b) liens;

(c) mergers, consolidations and fundamental changes;

(d) asset sales;

(e) restricted payments, including investments and dividends or distributions on, or redemptions of, the Borrower’s equity;

(g) prepayments or redemptions of junior debt, or amendments of junior debt documents or organizational documents in a manner materially adverse to the Term Lenders;

(h) negative pledge clauses and other restrictive agreements;

(i) transactions with affiliates above an agreed upon threshold;

(j) anti-corruption laws and sanctions; FCPA and OFAC/anti-terrorism laws; and

(k) change in business or fiscal year.

Events of Default:	Subject to the Documentation Principles, limited to the following and applicable to the Borrower and its restricted subsidiaries only, and with materiality, grace periods and other qualifications to be agreed: nonpayment of principal when due; nonpayment of interest, after a five business day grace period; nonpayment of fees or other amounts, after a ten business day grace period; material inaccuracy of a representation or warranty when made or deemed made (subject, in the case of any representation or warranty capable of being cured, a thirty day cure period); violation of covenants (subject, in the case of certain of such affirmative covenants, to a thirty day grace period); cross-default and cross acceleration to material indebtedness (provided that the Borrower’s failure to perform or observe the financial covenant(s) under the Revolving Credit Facility with respect to the Revolving Credit Facility shall not constitute an Event of Default for purposes of the Term Loan Facility unless and until the Revolving Credit Lenders have actually declared all such obligations under the Revolving Credit Facility to be immediately due and payable and such declaration has not been rescinded); bankruptcy events of the Borrower or any restricted subsidiary that is not an immaterial subsidiary (with a customary grace period for involuntary events); certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any material provision in a guarantee, security document or material subordination provisions or non-perfection of a security interest covering a material portion of the collateral; and a change of control.

Voting, Assignments and Participations, Yield Protection:	After the Closing Date, the Term Lenders shall be permitted to assign (except to Disqualified Institutions, if the list of Disqualified Institutions has been provided to all Term Lenders) the Term Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) (the Borrower’s consent shall be deemed given if it fails to respond within ten business days); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) for assignments of loans to any existing Term Lender or an affiliate or related fund of an existing Term Lender. All assignments will require the consent of the Term Loan Agent (not to be unreasonably withheld or delayed) unless such assignment is an assignment of the Term Loans to another Term Lender, an affiliate of a Term Lender or an approved fund. Each assignment will be in a minimum amount of $1.0 million and in integral multiples to be agreed or, in each case, if less, all of such Term Lender’s remaining loans and commitments of the applicable class. Natural persons and the Borrower, its subsidiaries and affiliates may not be assignees. The loan documentation shall contain customary net short provisions.

Notwithstanding the foregoing, the Term Loan Agent shall not be responsible for monitoring assignments or participations for compliance with the list of Disqualified Institutions, if any.

The Term Lenders are permitted to sell participations in Term Loans and commitments without notice or restriction (except to Disqualified Institutions, if the list of Disqualified Institutions has been provided to all Term Lenders), other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

The Borrower may repurchase Term Loans on a non-pro rata basis through a Dutch auction process (or other procedures as set forth in the Term Documentation by the Borrower and the Term Loan Agent) offered to all Term Lenders on customary terms; provided that (i) any Term Loans so repurchased shall be immediately cancelled upon repurchase, (ii) no event of default shall have occurred and be continuing and (iii) no proceeds of Revolving Credit Loans shall be used to fund such purchase.

Amendments and waivers with respect to the Term Documentation shall require the approval of Term Lenders holding more than 50% of the aggregate amount Loans and commitments under the Term Loan Facility (the “Required Term Lenders”), except that (a) in addition to the consent of the Required Term Lenders, the consent of each Term Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof (but, for the avoidance of doubt, other than default rate interest) and (iii) increases in the amount or extensions of the expiry date of any Term Lender’s commitment, (b) the consent of 100% of the Term Lenders shall be required with respect to (i) reductions of any of the voting percentages and modifications of any pro rata sharing and payment and waterfall provisions, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of Collateral permitted by the Term Documentation), and (iii) releases of all or substantially all of the Guarantors (other than in connection with the release or sale of the relevant Guarantor permitted by the Term Documentation) and (c) the consent of Term Loan Agent shall be required with respect to any amendment or modification that affects its rights or duties as administrative agent. Any amendment or waiver that by its terms affects only the rights or duties of Term Lenders holding loans or commitments of a particular class (but not the Term Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Term Lenders that would be required to consent thereto if such class of Term Lenders were the only class of Term Lenders.

The Term Documentation contains customary provisions for replacing non-consenting Term Lenders in connection with amendments and waivers requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as the Required Term Lenders shall have consented thereto.

In addition, if the Term Loan Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect, inconsistency or omission of a technical nature in the Term Documentation, then the Term Loan Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

The Term Documentation will permit guarantees, collateral security documents and related documents to be, together with the credit agreement, amended and waived with the consent of the Term Loan Agent at the request of the Borrower without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the credit agreement and the other Term Documentation.

Expenses and Indemnification:	The Borrowers shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses of the Term Loan Agent and the Term Arrangers in connection with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Term Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrowers’ consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Term Loan Agent, the Term Arrangers and the Term Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Documentation.

The Loan Parties will indemnify the Term Loan Agent, the Term Arrangers and the Term Lenders and their respective affiliates, and the officers, directors, employees, agents and controlling persons of the foregoing, and hold them harmless from and against all reasonable and documented costs, reasonable and documented expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrowers or any of their respective affiliates, creditors or shareholders) that relate to the Term Documentation, except to the extent (i) that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense resulted from (x) the gross negligence, bad faith or willful misconduct of the indemnified party or (y) a material breach of obligations under the Term Documentation by such indemnified party, (ii) arising out of any dispute solely among the indemnified parties (not arising as a result of any act or omission by the Borrowers or any of their respective subsidiaries or affiliates) other than any claim, action, suit, inquiry, litigation, investigation or other proceeding brought by or against any such indemnified party in its capacity as agent or arranger, or (iii) arising out of any settlement entered into by such indemnified party without your written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Governing Law and Forum:	New York; provided, however, that the laws of the State of Delaware shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause in the application of any law other than the laws of the State of Delaware).

Counsel to the Term Loan Agent and the Term Arrangers:	Paul Hastings LLP.

Annex I to

Exhibit A

	Basket/Threshold	Term

1.	Available RP Capacity Amount	Include basket for debt (with corresponding lien basket) in an aggregate principal amount equal to 200% of an amount calculated, at any time of determination, to be (i) the amount of certain restricted payments that may be made at such time of determination consistent with the Documentation Principles minus (ii) the sum of (I) the amount of such restricted payments prior to such time of determination and (II) the amount of debt incurred under the the Available RP Capacity Amount by the Borrower prior to such time of determination, plus (iii) the aggregate principal amount of debt prepaid (to the extent such prepayment was financed with internally generated cash flow or borrowings under any revolving credit facility (including the Revolving Credit Facility)) prior to or substantially concurrently with such time of determination, solely to the extent such debt was incurred under the Available RP Capacity Amount.

EXHIBIT B

MKS Instruments, Inc.

$500.0 million Revolving Credit Facility

Summary of Terms

Set forth below is a summary of the proposed principal terms and conditions for the Revolving Credit Facility (as defined below). Unless otherwise defined herein, capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”) or in the Existing Revolving Credit Agreement, as applicable.

1. PARTIES

Revolving Credit Borrowers:	MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and certain wholly-owned domestic restricted subsidiaries party to the Existing Revolving Credit Agreement as co-borrowers or joined as co-borrowers in accordance with the provisions of the Revolving Credit Facility Documentation (defined below) (the “Revolving Credit Borrowers”).

Guarantors:	The Revolving Credit Facility shall have the same Guarantors as the Term Loan Facility.

Joint Lead Arrangers and

Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMCB”), Barclays Bank PLC (“Barclays”) and other Revolving Credit Arrangers to be agreed (together with JPMCB and Barclays, in such capacities for the Revolving Credit Facility, the “Revolving Credit Arrangers”).

Administrative Agent:	JPMCB will act as the sole administrative agent and sole collateral agent for the Revolving Credit Facility (in such capacities, the “Revolving Credit Agent”).

Revolving Credit Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Revolving Credit Arrangers and reasonably acceptable to the Revolving Credit Borrowers (collectively, the “Revolving Credit Lenders”).

Transactions:	The Transactions as defined in Exhibit A to the Commitment Letter.

2. TYPES AND AMOUNTS OF FACILITIES

A. Revolving Credit Facility

Type and Amount:	A senior secured revolving facility consisting of commitments and loans in an aggregate principal amount of $500.0 million (the “Revolving Credit Facility”; the loans made under the Revolving Credit Facility, the “Revolving Credit Loans”). The Revolving Credit Facility shall be funded in U.S. Dollars, Euros, sterling and other currencies to be agreed.

Availability and Maturity:	The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Revolving Credit Termination Date”). The revolving commitments and the Revolving Credit Loans under the Revolving Credit Facility will mature on the Revolving Credit Termination Date; provided that the amount of the Revolving Credit Loans to be drawn on the Closing Date shall not exceed the sum of (i) $100,000,000 plus (ii) the aggregate principal amount of any loans outstanding and face amount of any letters of credit issued under the Existing Revolving Credit Agreement or the Company Credit Agreement on the Closing Date, plus accrued and unpaid interest thereon, plus (iii) the amount of any fees payable pursuant to the Fee Letter under the heading “Market Flex” that are structured as original issue discount, if any. The revolving commitments and the Revolving Credit Loans under the Revolving Credit Facility will mature on the Revolving Credit Termination Date.

Letters of Credit:	Up to 50.0 million of the Revolving Credit Facility shall be available for the issuance of letters of credit (the “Letters of Credit”) for the account of the Revolving Credit Borrowers and their subsidiaries by the Revolving Credit Agent and other consenting Revolving Credit Lenders under the Revolving Credit Facility reasonably satisfactory to the Revolving Credit Borrowers and the Revolving Credit Agent (in such capacity, each an “Issuing Lender”); provided that no Issuing Lender shall be required to issue any Letters of Credit other than standby letters of credit. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance unless consented to by the Issuing Lender and (b) three business days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods pursuant to procedures as set forth in the Revolving Credit Documentation with the applicable Issuing Lender (which shall in no event extend beyond the date referred to in clause (b) above). Letters of Credit shall be issued in U.S. Dollars, Euros, sterling and other currencies to be agreed. Immediately upon the issuance by an Issuing Lender of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation in such Letter of Credit on a pro rata basis. Drawings under any Letter of Credit shall be reimbursed by the Revolving Credit Borrowers (whether with their own funds or with the proceeds of Revolving Credit Loans) on the same day if notice of such drawing is received by MKS from the relevant Issuing Lender before 11:00 a.m. (New York City time), and otherwise on the next business day. To the extent that the Revolving Credit Borrowers do not so reimburse the Issuing Lender, the Revolving Credit Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Use of Proceeds:	The proceeds of the Revolving Credit Loans shall be used by the Revolving Credit Borrowers to provide for ongoing working capital requirements and for general corporate purposes, including permitted acquisitions, investments and restricted payments permitted under the Revolving Credit Documentation.

B. Incremental Facilities:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Incremental Facilities” set forth in Exhibit A to the Commitment Letter.

C. Refinancing Facilities:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Refinancing Facilities” set forth in Exhibit A to the Commitment Letter.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The Revolving Credit Borrowers may elect that the Revolving Credit Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Adjusted Eurodollar Rate, plus the Applicable Margin; provided that Revolving Credit Loans denominated in currencies other than U.S. Dollars and Euros shall be subject to interest rate definitions and mechanics reasonably acceptable to the Revolving Credit Agent (and, with respect to Revolving Credit Loans denominated in Euros, interest rate definitions consistent with those set forth in the Existing Revolving Credit Agreement); provided that Revolving Credit Loans denominated in Pounds Sterling will incur interest based on SONIA.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the Revolving Credit Agent) or similar release by the Federal Reserve Board (as determined by the Revolving Credit Agent) (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) the Adjusted Eurodollar Rate applicable for an interest period of one month plus 1.00%.

	“ABR Loans” means Revolving Credit Loans bearing interest based upon the ABR.

	“Adjusted Eurodollar Rate” means, for any interest period, the quotient obtained by dividing (i) the applicable Eurodollar Rate for such interest period by (ii) 1.00% minus the applicable reserve percentage set forth in the Revolving Credit Documentation.

	“Applicable Margin” means, initially, (i) 1.00%, in the case of ABR Loans and (ii) 2.00%, in the case of Eurodollar Loans. Beginning on the date of the first interest period occurring after the date on which the Revolving Credit Borrowers deliver to the Revolving Credit Lenders financial statements for the first full fiscal quarter after the Closing Date, the applicable margin for the Revolving Credit Facility will be subject to adjustment based on the grid set forth below:

	First Lien Net Leverage Ratio	Applicable Margin for Adjusted LIBOR rate loans	Applicable Margin for Adjusted ABR rate loans
	< 2.75 to 1.00	1.00%	0%
	≥ 2.75 to 1.00 and < 3.25 to. 100	1.50%	0.50%
	≥ 3.25 to 1.00	2.00%	1.00%

	“Eurodollar Loans” means Revolving Credit Loans bearing interest based upon the Adjusted Eurodollar Rate.

	“Eurodollar Rate” means the rate for eurodollar deposits in dollars for a period equal to one, three or six months or any longer period agreed to by all relevant lenders (as selected by the Revolving Credit Borrowers) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%); provided however that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate be deemed to be less than 0.00% per annum. Customary ARRC “hard wired” LIBOR replacement provisions will be included in the Revolving Credit Documentation.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

	In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Revolving Credit Borrowers shall pay a commitment fee calculated at a rate per annum equal to, initially, (i) 0.375% (with any outstanding swing line loans deemed not to use the Revolving Credit Facility, solely for the purpose of the determination of such fees). Beginning on the date of the first interest period occurring after the date on which the Revolving Credit Borrowers deliver to the Revolving Credit Lenders financial statements for the first full fiscal quarter after the Closing Date, the commitment fee for the Revolving Credit Facility will be subject to adjustment based on the grid set forth below:

	First Lien Net Leverage Ratio	Commitment Fee
	< 3.25 to 1.00	0.25%
	≥ 3.25 to 1.00	0.375%

Letters of Credit issued under the Revolving Credit Facility shall each be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees:	The Revolving Credit Borrowers shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, under the Revolving Credit Facility on the face amount of each such letter of credit. Such fee shall be shared ratably among the Revolving Credit Lenders, and shall be payable quarterly in arrears on the last business day of each calendar quarter. A fronting fee in an amount equal to 0.125% on the face amount of each letter of credit shall be payable quarterly in arrears on the last business day of each calendar quarter to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Default Rate” set forth in Exhibit A to the Commitment Letter.

Rate and Fee Basis:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Rate and Fee Basis” set forth in Exhibit A to the Commitment Letter.

Optional Prepayments and Commitment Reductions:	The Revolving Credit Loans may be prepaid, in whole or in part without premium or penalty, in minimum amounts set forth in the Revolving Credit Documentation, at the option of the Revolving Credit Borrowers at any time upon one business day’s (or, in the case of a prepayment of Eurodollar Loans, three business days’) prior notice, subject to reimbursement of the

Revolving Credit Lenders’ redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period. The unutilized portion of any commitment under the Revolving Credit Facilities may be reduced permanently or terminated by the Company at any time without penalty.

Mandatory Prepayments:	If at any time the amounts outstanding under the Revolving Credit Facility (including outstanding Letters of Credit) exceed the amount of commitments under the Revolving Credit Facility as in effect at such time, the Revolving Credit Borrowers will be required to make a mandatory prepayment in an amount equal to such excess. Mandatory repayments of loans under the Revolving Credit Facility shall not reduce the commitments under the Revolving Credit Facility.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision and the Revolving Credit Documentation Principles, substantially consistent with the section titled “Collateral” set forth in Exhibit A to the Commitment Letter. The Collateral shall be subject to exceptions and qualifications consistent with the Existing Revolving Credit Documents (as defined below).

5. CONDITIONS

Conditions to Initial Borrowing:	The extension of credit under the Revolving Credit Facility on the Closing Date will be subject solely to the conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions after Closing Date:	The making of each extension of credit under the Revolving Credit Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects, and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

6. DOCUMENTATION

Revolving Credit Documentation:	The definitive documentation with respect to the Revolving Credit Facility (the “Revolving Credit Documentation” and, together with the Term Facilities Documentation, the “Facilities Documentation”) shall be documented in a single agreement with the Term Loan Facility and consistent with the Company Credit Agreement and the Company Loan Documents, the “Company Loan Documents”)) and will contain the terms set forth in this Exhibit B and the last paragraph under the heading “Term Documentation” under Exhibit A and, to the extent any other terms are not expressly set forth herein or in the Company

Credit Agreement will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Term Loan Facility and the pre-closing requirements of the Acquisition Agreement, (ii) contain such other terms as the Revolving Credit Borrowers and the Revolving Credit Arrangers shall reasonably agree, (iii) give due regard to the leverage profile and projected free cash flow generation of the Revolving Credit Borrowers and their restricted subsidiaries after giving effect to the Transactions, (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, including applicable provisions from the Existing Term Loan Credit Agreement (and related Loan Documents (as defined in the Existing Revolving Credit Agreement), the “Existing Revolving Credit Documents”), and (v) take into account the proposed business plan and financial model of the Revolving Credit Borrowers and; provided that the Revolving Credit Documentation shall include customary “hard-wired” LIBOR successor provisions to be agreed, customary restrictions on the allocation of assets and liabilities in connection with any division or plan of division of any subsidiary that is a limited liability company, customary EU/UK bail-in provisions, FINCEN provisions with respect to the Revolving Credit Borrowers’ beneficial ownership, QFC stay rule, other updates to address changes in law and modifications (including erroneous payments provisions) to reflect the operational and agency requirements of the Revolving Credit Agent (the “Revolving Credit Documentation Principles”).

Financial Covenant:	Maintenance of a maximum First Lien Net Leverage Ratio equal to 6.00:1.00, which ratio will only be tested at the end of any fiscal quarter where more than 35% of the Revolving Credit Facility is drawn (net of unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries and excluding Letters of Credit) at such date.

Unrestricted Subsidiaries:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Unrestricted Subsidiaries” set forth in Exhibit A to the Commitment Letter.

Representations and Warranties:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Representations and Warranties” set forth in Exhibit A to the Commitment Letter.

Affirmative Covenants:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Affirmative Covenants” set forth in Exhibit A to the Commitment Letter.

Negative Covenants:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Negative Covenants” set forth in Exhibit A to the Commitment Letter.

Events of Default:	Subject to the Documentation Principles, limited to the following and applicable to the Borrower and its restricted subsidiaries only, and with materiality, grace periods and other qualifications to be agreed: nonpayment of principal when due; nonpayment of interest, after a five business day grace period; nonpayment of fees or other amounts, after a ten business day grace period; material inaccuracy of a representation or warranty when made or deemed made (subject, in the case of any representation or warranty capable of being cured, a thirty day cure period); violation of covenants (subject, in the case of certain of such affirmative covenants, to a thirty day grace period); cross-default and cross acceleration to material indebtedness; bankruptcy events of the Borrower or any restricted subsidiary that is not an immaterial subsidiary (with a customary grace period for involuntary events); certain ERISA events; material unsatisfied judgments; actual or asserted invalidity of any material provision in a guarantee, security document or material subordination provisions or non-perfection of a security interest covering a material portion of the collateral; and a change of control.

Voting, Assignments and Participations, Yield Protection:	After the Closing Date, the Revolving Credit Lenders shall be permitted to assign (except to Disqualified Institutions, if the list of Disqualified Institutions has been provided to all Revolving Credit Lenders) the Revolving Credit Loans with the consent of the Borrower (not to be unreasonably withheld or delayed) (the Borrower’s consent shall be deemed given if it fails to respond within ten business days); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy event of default or (ii) for assignments of loans to any existing Revolving Credit Lender or an affiliate or related fund of an existing Revolving Credit Lender. All assignments will require the consent of the Revolving Credit Agent (not to be unreasonably withheld or delayed) unless such assignment is an assignment of the Revolving Credit Loans to another Revolving Credit Lender, an affiliate of a Revolving Credit Lender or an approved fund. Each assignment will be in a minimum amount of $10.0 million and in integral multiples to be agreed or, in each case, if less, all of such Revolving Credit Lender’s remaining loans and commitments of the applicable class. Natural persons and the Borrower, its subsidiaries and affiliates may not be assignees. Notwithstanding the foregoing, the Revolving Credit Agent shall not be responsible for monitoring assignments or participations for compliance with the list of Disqualified Institutions, if any.

The Revolving Credit Lenders are permitted to sell participations in Revolving Credit Loans and commitments without notice or restriction (except to Disqualified Institutions, if the list of Disqualified Institutions has been provided to all Revolving Credit Lenders), other than as set forth in the next sentence, and in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Amendments and waivers with respect to the Revolving Credit Documentation shall require the approval of Revolving Credit Lenders holding more than 50% of the aggregate amount Loans and commitments under the Revolving Credit Facility (the “Required Revolving Lenders”), except that (a) in addition to the consent of the Required Revolving Lenders, the consent of each Revolving Credit Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof (but, for the avoidance of doubt, other than default rate interest) and (iii) increases in the amount or extensions of the expiry date of any Revolving Credit Lender’s commitment, (b) the consent of 100% of the Revolving Credit Lenders shall be required with respect to (i) reductions of any of the voting percentages and modifications of any pro rata sharing and payment and waterfall provisions, (ii) releases of all or substantially all the Collateral (other than in connection with any sale of Collateral permitted by the Revolving Credit Documentation), and (iii) releases of all or substantially all of the Guarantors (other than in connection with the release or sale of the relevant Guarantor permitted by the Revolving Credit Documentation) and (c) the consent of Revolving Credit Loan Agent or an Issuing Lender shall be required with respect to any amendment or modification that affects its rights or duties as administrative agent or issuing lender, as applicable. Any amendment or waiver that by its terms affects only the rights or duties of Revolving Credit Lenders holding loans or commitments of a particular class (but not the Revolving Credit Lenders holding loans or commitments of any other class) will require only the requisite percentage in interest of the affected class of Revolving Credit Lenders that would be required to consent thereto if such class of Revolving Credit Lenders were the only class of Revolving Credit Lenders.

The Revolving Credit Documentation contains customary provisions for replacing non-consenting Revolving Credit Lenders in connection with amendments and waivers requiring the consent of all Revolving Credit Lenders or of all Revolving Credit Lenders directly affected thereby so long as the Required Revolving Lenders shall have consented thereto.

In addition, if the Revolving Credit Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect, inconsistency or omission of a technical nature in the Revolving Credit Documentation, then the Revolving Credit Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party.

The Revolving Credit Documentation will permit guarantees, collateral security documents and related documents to be, together with the credit agreement, amended and waived with the consent of the Revolving Credit Agent at the request of the Borrower without the need for consent by any other Lender if such amendment or waiver is delivered in order to (i) comply with local law or advice of local counsel or (ii) cause such guarantee, collateral security document or other document to be consistent with the credit agreement and the other Revolving Credit Documentation.

Defaulting Lenders:	The Revolving Credit Documentation will include customary defaulting lender provisions to protect the Revolving Credit Agent and the Issuing Lenders with respect to the funding and reimbursement obligations of defaulting lenders. The Revolving Credit Borrowers will not be required to pay certain fees to any defaulting lender and the voting rights of defaulting lenders (except in the case of certain customary matters) shall be suspended. Upon any Revolving Credit Lender becoming a defaulting lender, the outstanding Letters of Credit shall be reallocated among non-defaulting lenders under the Revolving Credit Facility (up to their respective commitments) and, to the extent any Letter of Credit exposure remains unallocated, the Revolving Credit Borrowers shall be required to post cash collateral in the amount of the product of (x) the face amount of the issued Letters of Credit multiplied by (y) the unallocated commitment percentage of defaulting lenders. A defaulting lender is a lender who has failed to perform certain of its obligations under the Revolving Credit Documentation or has become insolvent or is in receivership as more fully set forth in the Revolving Credit Documentation. The loans and commitments of defaulting lenders shall not be counted toward the calculation of the Required Revolving Lenders.

Expenses and Indemnification:	Subject to the Revolving Credit Documentation Principles, substantially consistent with the section titled “Expenses and Indemnification” set forth in Exhibit A to the Commitment Letter.

Governing Law and Forum:	New York; provided, however, that the laws of the State of Delaware shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause in the application of any law other than the laws of the State of Delaware).

Counsel to the Revolving Credit Agent and the Revolving Credit Arrangers:	Paul Hastings LLP.

EXHIBIT C

MKS Instruments, Inc.

$5,280.0 million Term Loan Facility

$500.0 million Revolving Credit Facility

Summary of Terms and Conditions

Unless otherwise defined in this Exhibit C, capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. Subject in all respects to the Certain Funds Provision and the Documentation Principles, the commitments of the Initial Lenders’ and the Arrangers’ and other agents’ agreements to perform the services described herein (including the initial borrowings under the Facilities) are subject solely to the satisfaction (or waiver by the Term Arrangers with respect to any condition applicable to the Term Loan Facility and the Revolving Credit Arrangers with respect to any condition applicable to the Revolving Credit Facility) of the following conditions precedent, as applicable:

1. (a) Subject to the Certain Funds Provision, with regard to the Term Loan Facility, definitive loan documentation for the Term Loan Facility consistent with the Term Sheet, the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Term Documentation, the Term Sheet and the Commitment Letter) and the Documentation Principles shall have been executed and delivered by the Borrowers and the Guarantors to the Term Loan Agent and (b) subject to the Certain Funds Provision, with regard to the Revolving Credit Facility, definitive loan documentation for the Revolving Credit Facility consistent with the Term Sheet, the Commitment Letter (including, without limitation, the Guarantees and Collateral) and the Revolving Credit Documentation Principles shall have been executed and delivered by the Borrower and the Guarantors to the Revolving Credit Agent.

2. The Acquisition shall have been, or substantially concurrently with the initial borrowings under the Facilities shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended or otherwise modified, or any consent given thereunder, in a manner material and adverse to the Lenders (in their capacity as such) without the consent of the Arrangers (which consent shall not be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders so long as any such reduction is applied on a dollar-for-dollar basis to reduce the amount of commitments in respect of the Term Loan Facility, (b) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as such purchase price increase is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (c) each Arranger shall be deemed to have consented to any such waiver, amendment or modification unless they shall object thereto in writing (including via email) within three business days of receipt of written notice of such waiver, amendment or modification.

3. The Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially simultaneously with, the initial borrowings under the Facilities.

4. Subject to the Certain Funds Provision, with respect to each of the Facilities, the Agents shall have received (a) all documents and instruments required to create and perfect the Agents’ respective security interests in the Collateral, executed and delivered by the applicable Loan Parties, (b) a solvency certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit K to the Existing Term

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Loan Credit Agreement, attesting to the solvency of the Borrower and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions, (c) customary legal opinions, (d) customary certificates, organizational documents, borrowing notice and instruments as are customary for transactions of this type (limited to (i) evidence of authority, (ii) charter documents, (iii) borrowing and issuance notices, (iv) customary officers’ incumbency certificates and (v) a customary officer’s closing certificate (which shall not include any representation or statement as to the absence or existence of any default or event of default or a bring down of representations and warranties other than those set forth in paragraph 10 below), and (f) good standing certificates in the respective jurisdictions of organization of the Loan Parties (to the extent such concept exists in the applicable jurisdiction).

5. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Agents, the Arrangers and the Lenders shall have been paid, to the extent an invoice therefor was presented at least five business days prior to the Closing Date (or such later date as the Borrower may agree) (which amounts may be offset against the proceeds of the funding under the Facilities).

6. The Loan Parties shall have provided the documentation and other information to the Lenders required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act and a certification regarding beneficial ownership required pursuant to 31 C.F.R. § 1010.230, in each case at least three business days prior to the Closing Date, as has been requested to the Borrower in writing at least ten business days prior to the Closing Date.

7. The Specified Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the Closing Date.

8. With respect to the Revolving Credit Facility, the initial funding of the Term Loans shall have occurred or shall occur substantially simultaneously with, the initial borrowing under the Revolving Credit Facility.

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